Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

(847) 908-1605

jsinger@sagentpharma.com

SAGENT PHARMACEUTICALS ANNOUNCES UPSIZING AND PRICING OF OFFERING OF

4,600,000 SHARES OF COMMON STOCK

SCHAUMBURG, Ill., September 10, 2013 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with an emphasis on the injectable market, today announced that it has upsized its previously announced registered offering from 4,441,627 to 4,600,000 shares of its common stock and priced the offering at a public offering price of $21.25 per share. Of these shares, the Company has agreed to sell 3,542,470 shares of common stock and selling stockholders have agreed to sell, collectively, 1,057,530 shares of common stock. In addition, the selling shareholders, collectively, intend to grant the underwriters a 30-day option to purchase up to an additional 690,000 shares of common stock, all at the public offering price less the underwriter discount. The offering is expected to close on September 16, 2013, subject to customary closing conditions.

The Company intends to use the net proceeds for general corporate purposes, which it expects to include funding working capital, operating expenses, the continued development of its product pipeline and portfolio, the maintenance and expansion of its current collaboration arrangements, the strengthening of its existing commercial organization, funding the final payments for the remaining 50% interest in Sagent (China) Pharmaceuticals Co. Ltd. and any costs related to its manufacturing facility, and the selective pursuit of business development opportunities in its focus segment areas. The Company will not receive any of the proceeds from the sale of shares by the selling stockholders, including the shares to be sold by the selling stockholders if the underwriters exercise their over-allotment option.

Morgan Stanley, Jefferies and BofA Merrill Lynch are acting as joint book-running managers for the offering, and Piper Jaffray & Co. and Needham & Company, LLC are acting as co-managers. The offering will be made only by means of a written prospectus, copies of which may be obtained by contacting: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 (Phone: 866-718-1649, Email: prospectus@morganstanley.com), Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022 (Phone: 877-547-6340, Email: Prospectus_Department@Jefferies.com), or from BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038 (Email: dg.prospectus_requests@baml.com).

The shares of common shares are being sold pursuant to the Company’s existing effective shelf registration statement on file with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

Forward-Looking Statements

The above information includes “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “intends,” “will” or similar words or phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty that actual results may differ materially from such statements and that investors should not place undue reliance in such statements.